Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA COMMUNICATIONS CORPORATION REPORTS 4th QUARTER 2014 RESULTS;

PROVIDES 1st QUARTER AND UPDATED FULL YEAR 2015 OUTLOOK

Boca Raton, Florida, February 26, 2015

SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended December 31, 2014. Highlights of the results include:

Fourth quarter over year earlier period:

•	Site leasing revenue growth of 24%

•	Tower Cash Flow growth of 28%

•	Net income increased from a $19.2 million loss to $0.4 million in income

•	Adjusted EBITDA growth of 27%

•	AFFO Per Share growth of 30%

“The fourth quarter was an excellent end to an excellent year for SBA,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “Results were ahead of expectations, as they have been all year. We led our industry in a number of growth and margin metrics, evidencing the quality of our assets and the strength of our execution. Organic growth once again was the primary reason for our outperformance. Our customers were very busy all year with network improvements, which benefitted both our leasing and services segments. Customer activity and our backlogs remain strong as we move into 2015. Our balance sheet and access to capital are in great shape. With the settlement of the warrants associated with our 2009 convertible notes now almost behind us, we look forward to directing all of our investment capacity back to portfolio growth and stock repurchases. We believe the combination of strong organic growth, sound execution and investment will once again drive material growth in 2015, particularly in AFFO per share.”

Operating Results

Total revenues in the fourth quarter of 2014 were $404.7 million compared to $335.4 million in the year earlier period, an increase of 20.7%. Site leasing revenue of $361.4 million increased 23.6% over the year earlier period. Domestic cash site leasing revenue was $295.4 million in the fourth quarter of 2014 compared to $254.6 million in the year earlier period, an increase of 16.1%. International cash site leasing revenue was $51.8 million in the fourth quarter of 2014 compared to $23.2 million in the year earlier period, an increase of 123.1%. Site development revenues were $43.3 million in the fourth quarter of 2014 compared to $42.9 million in the year earlier period.

Site leasing Segment Operating Profit of $283.2 million increased 25.5% over the year earlier period. Site leasing contributed 96.7% of the Company’s total Segment Operating Profit in the fourth quarter of 2014. Domestic site leasing Segment Operating Profit of $241.7 million increased 16.0% over the year earlier period. International site leasing Segment Operating Profit of $41.5 million increased 140.2% over the year earlier period. Site development Segment Operating Profit Margin was 22.1% in the fourth quarter of 2014 compared to 21.4% in the year earlier period.

Tower Cash Flow for the fourth quarter of 2014 was $277.9 million, a 27.7% increase over the year earlier period. Tower Cash Flow Margin for the fourth quarter of 2014 was 80.0% compared to 78.3% in the year earlier period.

Domestic Tower Cash Flow for the fourth quarter of 2014 was $241.7 million compared to $201.0 million in the year earlier period, an increase of 20.2%. International Tower Cash Flow for the fourth quarter of 2014 was $36.2 million compared to $16.6 million in the year earlier period, an increase of 118.5%.

Net income for the fourth quarter of 2014 was $0.4 million or $0.00 per share compared to a net loss of $19.2 million or $0.15 per share in the year earlier period.

Adjusted EBITDA in the fourth quarter of 2014 was $266.7 million compared to $209.4 million in the year earlier period, an increase of 27.4%. Adjusted EBITDA Margin was 68.3% in the fourth quarter of 2014 compared to 65.3% in the year earlier period.

Net Cash Interest Expense was $76.7 million in the fourth quarter of 2014 compared to $63.3 million in the year earlier period.

AFFO increased 30.5% to $181.5 million in the fourth quarter of 2014 compared to $139.1 million in the year earlier period. AFFO per share increased 29.9% to $1.39 in the fourth quarter of 2014 compared to $1.07 in the year earlier period.

Investing Activities

During the fourth quarter of 2014, SBA purchased 1,703 communication sites for $520.5 million in cash including 1,641 communication sites acquired from Oi S.A. in Brazil. SBA also built 175 towers during the fourth quarter of 2014. As of December 31, 2014, SBA owned or operated 24,292 communication sites, 15,124 of which are located in the United States and its territories, and 9,168 of which are located internationally. In addition, the Company spent $19.9 million to purchase land and easements and to extend lease terms with respect to land underlying its towers. Total cash capital expenditures for the fourth quarter of 2014 were $616.4 million, consisting of $7.2 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $609.2 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, purchasing land and easements, and capital expenditures associated with the purchase and refurbishment of a new headquarters building).

Subsequent to the fourth quarter of 2014, the Company acquired 45 communication sites and related assets and liabilities for aggregate consideration of $35.7 million in cash. In addition, the Company has agreed to purchase in the U.S. and internationally 379 communication sites for an aggregate amount of $266.0 million. The Company anticipates that most of these acquisitions will be consummated by the end of the second quarter of 2015.

Financing Activities and Liquidity

SBA ended the fourth quarter with $7.9 billion of total debt, $97.5 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $7.8 billion of Net Debt (as defined below). SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.3x and 5.4x, respectively.

On October 1, 2014, the Company settled its conversion obligation of the remaining $367 million in principal of the 4.0% Notes for $367 million in cash and 8.7 million shares of Class A common stock. Concurrently with the settlement of the Company’s conversion obligation, the Company settled the convertible note hedges that the Company had initially purchased at the time the outstanding 4.0% Notes were issued, receiving 8.7 million shares of its Class A common stock. As a result, SBA’s outstanding share count was not impacted by the conversion of these notes. The remaining $38,000 aggregate principal amount of 4.0% Notes matured on October 1, 2014 and was settled in cash at principal plus accrued interest.

During the fourth quarter, the Company paid $282.2 million to early settle outstanding warrants, representing approximately 4.2 million underlying shares of Class A common stock, originally scheduled to mature in the first quarter of 2015. Subsequent to the fourth quarter, the Company settled additional outstanding warrants for $82.7 million in cash, representing approximately 1.2 million underlying shares. As of the date of this press release, the Company has approximately 5% of the original warrants still outstanding representing approximately 0.9 million underlying shares which will be settled in cash by April 2, 2015.

On October 15, 2014, the Company, through its existing SBA Tower Trust, issued $920.0 million of 2.898% Secured Tower Revenue Securities Series 2014-1C which have an anticipated repayment date of October 2019 and a final maturity date of October 2044 and $620.0 million of 3.869% Secured Tower Revenue Securities Series 2014-2C which have an anticipated repayment date of October 2024 and a final maturity date of October 2049 (collectively the “2014 Tower Securities”). The aggregate $1.54 billion of 2014 Tower Securities have a blended interest rate of 3.289% and a weighted average life through the anticipated repayment date of 7.0 years. Net proceeds from this offering were used to prepay in full $680 million of Series 2010-1 securities and to repay the $300 million outstanding balance under the Company’s Revolving Credit Facility which had been drawn in order to partially repay the 4.0% Notes due October 1, 2014. The remaining net proceeds were used for general corporate purposes.

On February 5, 2015, SBA amended its senior secured Revolving Credit Facility to (1) increase the size of the facility by $230.0 million to $1.0 billion, (2) extend the maturity date to February 5, 2020, and (3) reduce the interest rate between 37.5 and 50.0 basis points depending on Borrower leverage as defined in the Credit Agreement.

As of the date of this press release, there was $175.0 million outstanding under the $1.0 billion Revolving Credit Facility, and the amount available based on specified covenants under the facility is $825.0 million.

During the fourth quarter, SBA did not repurchase any shares of its Class A common stock. The Company currently has $150.0 million of repurchase authorization remaining under its existing $300.0 million stock repurchase program.

Outlook

The Company is providing its first quarter 2015 Outlook and updating its Full Year 2015 Outlook for anticipated results. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s first quarter 2015 Outlook assumes approximately $13.8 million of non-cash straight-line leasing revenue while the full year 2015 Outlook assumes approximately $51.8 million of non-cash straight-line leasing revenue. The full year 2015 Outlook for site leasing revenue, Tower Cash Flow, Adjusted EBITDA and AFFO includes an assumed negative impact of $16 million associated with 2015 iDEN lease terminations, which from a timing perspective have been assumed to occur on the basis least favorable to SBA pursuant to previously negotiated contractual rights. The first quarter 2015 Outlook and full year 2015 Outlook assume the acquisitions of only those communication sites under contract at the time of this press release. The Company intends to spend additional capital in 2015 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2015 guidance. The Company’s full year 2015 Outlook includes new tower builds in the U.S. and internationally of 575 to 595 towers. The full year 2015 Outlook also contemplates settling all of the remaining warrant obligations related to the Company’s 4.0% Notes for cash by the end of the first quarter of 2015. The Outlook does not contemplate any new financings or any repurchases of the Company’s stock during 2015. Finally, the Company’s Outlook also reflects the impact of actual foreign currency exchange rates for the month of January and assumes an average foreign currency exchange rate of 2.85 Brazilian Reais to 1.0 U.S. Dollar and 1.25 Canadian dollars to 1.0 U.S. Dollar for the remainder of the first quarter of 2015 and the remainder of full year

2015. When compared to the Company’s Initial Full Year 2015 Outlook provided November 4, 2014, the changes in the Company’s foreign currency rate assumptions negatively impact the full year 2015 Outlook by approximately $26.0 million for Site Leasing Revenue, $15.0 million for Tower Cash Flow and $14.0 million for Adjusted EBITDA and AFFO.

	Quarter ending March 31, 2015			Full Year 2015
	($’s in millions)
Site leasing revenue (1)	$367.0	to	$372.0	$1,486.0	to	$1,511.0
Site development revenue	$36.0	to	$41.0	$140.0	to	$160.0
Total revenues	$403.0	to	$413.0	$1,626.0	to	$1,671.0
Tower Cash Flow	$279.0	to	$284.0	$1,135.0	to	$1,155.0
Adjusted EBITDA	$265.5	to	$270.5	$1,088.0	to	$1,108.0
Net cash interest expense (2)	$76.5	to	$78.5	$307.0	to	$317.0
Non-discretionary cash capital expenditures (3)	$9.5	to	$10.5	$30.0	to	$40.0
AFFO	$174.5	to	$183.5	$723.0	to	$765.0
Discretionary cash capital expenditures (4)	$116.0	to	$126.0	$509.0	to	$529.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(3)	Consists of tower maintenance and general corporate capital expenditures.
(4)	Consists of new tower builds, tower augmentations, communication site acquisitions, ground lease purchases, and capital expenditures associated with the purchase and refurbishment of a new corporate headquarters building. Excludes expenditures for revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Friday, February 27, 2015 at 10:00 AM (Eastern) to discuss the quarterly results. The call may be accessed as follows:

When:	Friday, February 27, 2015 at 10:00 AM (Eastern)
Dial-in number:	(800) 230-1059
Conference call name:	SBA fourth quarter results
Replay:	Friday, February 27, 2015 at 12:30 PM through March 15, 2015 at 1:59 PM (Eastern)
Number:	USA (800) 475-6701, International (320) 365-3844
Access Code:	351210
Internet access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) continued strength in the leasing and services segments for 2015, (ii) portfolio and organic growth for 2015, both domestically and internationally, (iii) the Company’s financial and operational guidance for the first quarter of 2015 and full year 2015 and the ability to improve upon its full year 2015 Outlook, (iv) timing of closing for currently pending acquisitions, (v) spending additional capital in 2015 on acquiring revenue producing assets not yet identified or under contract, (vi) customer activity levels during 2015, (vii) Canada and Brazil’s foreign exchange rates, (viii) the impact associated with iDEN lease terminations, (ix) the amount and terms of any future financing and that such financing will be sufficient for its anticipated uses, and (x) the Company’s stock repurchases. These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on February 27, 2014.

The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to effectively integrate acquired communication sites into its business and to achieve the financial results projected in its valuation models for the acquired assets; (3) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (4) the impact of continued consolidation among wireless service providers on the Company’s leasing revenue; (5) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (6) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (7) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business; (8) the Company’s ability to acquire land underneath towers on terms that are accretive; (9) the Company’s ability to realize economies of scale from its tower portfolio; (10) the Company’s ability to comply with covenants and the terms of its credit instruments; (11) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, and internationally; (12) the continued dependence on towers and outsourced site development services by the wireless carriers; and (13) the Company’s ability to protect its rights to land under its towers. With respect to the Company’s plan for new builds, these factors also include zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build 575 to 595 towers in 2015. With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition and its ability to accurately anticipate the future performance of the acquired towers, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration. With respect to repurchases under the Company’s stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of the Company’s Class A common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	For the three months ended December 31,		For the year ended December 31,
	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Site leasing	$361,421	$292,525	$1,360,202	$1,133,013
Site development	43,313	42,871	166,794	171,853

Total revenues	404,734	335,396	1,526,996	1,304,866

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	78,263	66,844	301,313	270,772
Cost of site development	33,740	33,693	127,172	137,481
Selling, general, and administrative (1)	26,610	21,711	103,317	85,476
Acquisition related adjustments and expenses	(2,930)	7,821	7,798	19,198
Asset impairment and decommission costs	10,247	12,555	23,801	28,960
Depreciation, accretion, and amortization	162,214	133,328	627,072	533,334

Total operating expenses	308,144	275,952	1,190,473	1,075,221

Operating income	96,590	59,444	336,523	229,645

Other income (expense):
Interest income	249	182	677	1,794
Interest expense	(76,906)	(63,482)	(292,600)	(249,051)
Non-cash interest expense	(280)	(9,934)	(27,112)	(49,085)
Amortization of deferred financing fees	(4,458)	(4,053)	(17,572)	(15,560)
Loss from extinguishment of debt, net	(1,124)	(336)	(26,204)	(6,099)
Other (expense) income, net	(9,758)	(3,736)	10,628	31,138

Total other expense	(92,277)	(81,359)	(352,183)	(286,863)

Income (loss) before benefit (provision) for income taxes	4,313	(21,915)	(15,660)	(57,218)
(Provision) benefit for income taxes	(3,925)	2,750	(8,635)	1,309

Net income (loss)	388	(19,165)	(24,295)	(55,909)

Net income (loss) per common share
Basic and diluted	$0.00	$(0.15)	$(0.19)	$(0.44)

Weighted average number of common shares
Basic and diluted	129,113	128,406	128,919	127,769

(1)	Includes non-cash compensation of $5,334 and $4,139 for the three months ended December 31, 2014 and 2013, respectively, and $22,285 and $16,975 for the years ended December 31, 2014 and 2013, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2014	December 31, 2013
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$39,443	$122,112
Restricted cash	52,519	47,305
Short-term investments	5,549	5,446
Accounts receivable, net of allowance of $889 and $686 at December 31, 2014 and December 31, 2013, respectively	104,268	71,339
Costs and estimated earnings in excess of billings on uncompleted contracts	30,078	27,864
Prepaid and other current assets	95,031	69,586

Total current assets	326,888	343,652
Property and equipment, net	2,762,417	2,578,444
Intangible assets, net	4,189,540	3,387,198
Deferred financing fees, net	95,237	73,042
Other assets	467,043	400,852

Total assets	$7,841,125	$6,783,188

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$42,851	$24,302
Accrued expenses	65,553	86,131
Current maturities of long-term debt	32,500	481,886
Deferred revenue	120,047	94,658
Accrued interest	53,178	46,689
Other current liabilities	16,921	14,007

Total current liabilities	331,050	747,673
Long-term liabilities:
Long-term debt	7,828,299	5,394,721
Other long-term liabilities	342,576	283,828

Total long-term liabilities	8,170,875	5,678,549

Shareholders’ (deficit) equity:
Preferred stock - par value $.01, 30,000 shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, par value $.01, 400,000 shares authorized, 129,134 and 128,432 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively	1,291	1,284
Additional paid-in capital	2,062,775	2,907,446
Accumulated deficit	(2,542,380)	(2,518,085)
Accumulated other comprehensive loss	(182,486)	(33,679)

Total shareholders’ (deficit) equity	(660,800)	356,966

Total liabilities and shareholders’ (deficit) equity	$7,841,125	$6,783,188

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands) (unaudited)

	For the three months ended December 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$388	$(19,164)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, accretion, and amortization	162,214	133,328
Non-cash interest expense	280	9,934
Deferred income tax expense (benefit)	1,573	(3,972)
Non-cash asset impairment and decommission costs	8,475	10,722
Non-cash compensation expense	5,440	4,195
Amortization of deferred financing fees	4,458	4,053
Loss from extinguishment of debt, net	1,124	336
Gain on sale of investments	(12,461)	—
Loss on remeasurement of U.S. denominated intercompany loan	22,965	—
Other non-cash items reflected in the Statements of Operations	(9,712)	(219)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	(25,596)	5,434
Prepaid expenses and other assets	(20,959)	(12,836)
Accounts payable and accrued expenses	1,219	(2,996)
Accrued interest	14,665	4,514
Other liabilities	32,282	21,209

Net cash provided by operating activities	186,355	154,538

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(536,474)	(330,324)
Capital expenditures	(79,904)	(65,520)
Return of principal on long-term notes	—	26,000
Proceeds from sale of investment	20,889	—
Other investing activities	(652)	2,114

Net cash used in investing activities	(596,141)	(367,730)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under Revolving Credit Facility	(175,000)	215,000
Payments for settlement of convertible debt	(367,129)	—
Payments for settlement of common stock warrants	(282,151)	(55,488)
Repayment of 2010 Tower Securities	(680,000)	—
Proceeds from issuance of 2014 Tower Securities	1,518,229	—
Other financing activities	(12,474)	(10,184)

Net cash provided by financing activities	1,475	149,328

Effect of exchange rate changes on cash and cash equivalents	(2,503)	(3,433)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(410,814)	(67,297)
CASH AND CASH EQUIVALENTS:
Beginning of period	450,257	189,409

End of period	$39,443	$122,112

Selected Capital Expenditure Detail

	For the three months ended December 31, 2014	For the year ended December 31, 2014
	(in thousands)

Tower new build construction	$34,254	$92,207
Tower upgrades/augmentations	30,072	72,329
Purchase/refurbishment of headquarters building	8,340	19,471
Non-discretionary capital expenditures:
Maintenance/improvement capital expenditures	5,842	20,047
General corporate expenditures	1,396	7,197

Total non-discretionary capital expenditures	7,238	27,244

Total capital expenditures	$79,904	$211,251

Communication Site Portfolio Summary

	Domestic	International	Total

Sites owned at September 30, 2014	15,099	7,355	22,454
Sites acquired during the fourth quarter	22	1,681	1,703
Sites built during the fourth quarter	43	132	175
Sites reclassified/decommissioned during the fourth quarter	(40)	—	(40)

Sites owned at December 31, 2014	15,124	9,168	24,292

Segment Operating Profit and Segment Operating Profit Margin

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months ended December 31,		For the three months ended December 31,		For the three months ended December 31,
	2014	2013	2014	2013	2014	2013
	(in thousands)
Segment revenue	$303,290	$267,390	$58,131	$25,135	$361,421	$292,525
Segment cost of revenues (excluding depreciation, accretion, and amortization)	(61,599)	(58,969)	(16,664)	(7,875)	(78,263)	(66,844)

Segment operating profit	$241,691	$208,421	$41,467	$17,260	$283,158	$225,681

Segment operating profit margin	79.7%	77.9%	71.3%	68.7%	78.3%	77.1%

	Site Development
	For the three months ended December 31,
	2014	2013
	(in thousands)
Segment revenue	$43,313	$42,871
Segment cost of revenues (excluding depreciation, accretion, and amortization)	(33,740)	(33,693)

Segment operating profit	$9,573	$9,178

Segment operating profit margin	22.1%	21.4%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue; (ii) Tower Cash Flow and Tower Cash Flow Margin; (iii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); and (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share.

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition. Specifically, we believe that:

(1) Cash Site Leasing Revenue and Tower Cash Flow are indicators of the performance of our site leasing operations;

(2) Adjusted EBITDA, FFO, AFFO, and AFFO per share are useful indicators of the financial performance of our core businesses; and

(3) Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 5.625% Notes, 5.75% Notes, and 4.875% Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

We believe that FFO, AFFO, and AFFO per share, which are also being used by American Tower Corporation and Crown Castle International (our two public company peers in the communication site industry), provide investors useful indicators of the financial performance of our core business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO and AFFO per share are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT. In addition, our FFO, AFFO, and AFFO per share may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts or by the other communication site companies as the calculation of these non-GAAP measures requires us to estimate the impact had we converted to a REIT, including estimates of the tax provision adjustment to reflect our estimate of our cash taxes had we been a REIT.

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The tables below set forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue. Tower Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months ended December 31,		For the three months ended December 31,		For the three months ended December 31,
	2014	2013	2014	2013	2014	2013
	(in thousands)
Site leasing revenue	$303,290	$267,390	$58,131	$25,135	$361,421	$292,525
Non-cash straight-line leasing revenue	(7,850)	(12,821)	(6,283)	(1,900)	(14,133)	(14,721)

Cash site leasing revenue	295,440	254,569	51,848	23,235	347,288	277,804
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(61,599)	(58,969)	(16,664)	(7,875)	(78,263)	(66,844)
Non-cash straight-line ground lease expense	7,853	5,415	1,048	1,220	8,901	6,635

Tower Cash Flow	$241,694	$201,015	$36,232	$16,580	$277,926	$217,595

Tower Cash Flow Margin	81.8%	79.0%	69.9%	71.4%	80.0%	78.3%

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement. Adjusted EBITDA for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended December 31,
	2014	2013
	(in thousands)
Net income (loss)	$388	$(19,165)
Non-cash straight-line leasing revenue	(14,133)	(14,721)
Non-cash straight-line ground lease expense	8,901	6,635
Non-cash compensation	5,440	4,195
Loss from extinguishment of debt, net	1,124	336
Other expense	9,758	3,736
Acquisition related adjustments and expenses	(2,930)	7,821
Asset impairment and decommission costs	10,247	12,555
Interest income	(249)	(182)
Total interest expense (1)	81,644	77,469
Depreciation, accretion, and amortization	162,214	133,328
Provision for taxes (2)	4,288	(2,628)

Adjusted EBITDA	$266,692	$209,379

Annualized Adjusted EBITDA (3)	$1,066,768	$837,516

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	For the three months ended December 31, 2014 and 2013, these amounts included $363 and $122, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.
(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended December 31,
	2014	2013
	(in thousands)
Total revenues	$404,734	$335,396
Non-cash straight-line leasing revenue	(14,133)	(14,721)

Total revenues minus non-cash straight-line leasing revenue	$390,601	$320,675

Adjusted EBITDA	$266,692	$209,379

Adjusted EBITDA Margin	68.3%	65.3%

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement. AFFO for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended December 31,
	2014	2013
	(in thousands)
Net income (loss)	$388	$(19,165)
Adjusted tax provision (benefit) (1)	2,997	(3,964)
Real estate related depreciation, amortization, and accretion	160,675	132,116

FFO	$164,060	$108,987

Adjustments to FFO:
Non-cash straight-line leasing revenue	(14,133)	(14,721)
Non-cash straight-line ground lease expense	8,901	6,635
Non-cash compensation	5,440	4,195
Non-real estate related depreciation, amortization, and accretion	1,539	1,212
Amortization of deferred financing costs and debt discounts	4,738	13,987
Loss from extinguishment of debt, net	1,124	336
Other expense	9,758	3,736
Acquisition related adjustments and expenses	(2,930)	7,821
Asset impairment and decommission costs	10,247	12,555
Non-discretionary cash capital expenditures	(7,238)	(5,651)

AFFO	$181,506	$139,092

Weighted average number of common shares (2)	130,338	129,631

AFFO per share	$1.39	$1.07

(1)	Adjusts the income tax provision during the period, to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT.
(2)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

December 31,
2014
(in thousands)
2010-2C Tower Securities	$550,000
2012-1C Tower Securities	610,000
2013-1C Tower Securities	425,000
2013-2C Tower Securities	575,000
2013-1D Tower Securities	330,000
2014-1C Tower Securities	920,000
2014-2C Tower Securities	620,000
Revolving Credit Facility	125,000
2012-1 Term Loan A	172,500
2014 Term Loan B (carrying value of $1,489,149)	1,492,500

Total secured debt	5,820,000

5.625% 2019 Senior Notes	500,000
5.75% 2020 Senior Notes	800,000
4.875% 2022 Senior Notes (carrying value of $744,150)	750,000

Total unsecured debt	2,050,000

Total debt	$7,870,000

Leverage Ratio
Total debt	$7,870,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(97,511)

Net debt	$7,772,489

Divided by: Annualized Adjusted EBITDA	$1,066,768

Leverage Ratio	7.3x

Secured Leverage Ratio
Total secured debt	$5,820,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(97,511)

Net Secured Debt	$5,722,489

Divided by: Annualized Adjusted EBITDA	$1,066,768

Secured Leverage Ratio	5.4x